Exhibit 3.2
Translated from Hebrew

To: Companies Registrar

Company Name:   R.R. Satellite Communications Ltd. (“The Company”)

Company Number:               P.C. 51-089629-3

Notification of Amendments to the Company’s Documents of Association

(Section 20 of the Companies Law, 5759 – 1999 (hereinafter: “The Law”)

1.             The company hereby provides notification that at an extraordinary Company general meeting that was convened on 19.4.2001, it was decided as follows:

1.1           To amend the provisions of the company’s memorandum of association so that Section 2 of the memorandum of association will be canceled and replacing it will be:

“2.           The Company’s purpose is to engage in any legal business”

1.2           To amend the current draft of the Company’s Articles of Association (hereinafter – “The Current Draft”) and replace it with a new draft of the Company’s Articles of Association (hereinafter – “The New Draft”). Upon the new draft of the Articles of Association taking effect, the current draft of the Company’s Articles of Association will be cancelled.

The new draft of the Company’s Articles of Association is attached to this notice.

2.             The foregoing in this notice reflects the provisions of the minutes of the above meeting.

3.             I declare that I am an officer in the company as noted in Section 39 of the law.

David Rivel	6556721	General Manager	19.4.01	Signature
Name of Person	Identity Number	Position	Date	Signature
Submitting the Notice		In the Company

Ministry Of Justice

Companies And
Partnerships Registrar

23.04.2001

RECEIVED

R. R. Satellite Communication Ltd.

Articles of Association for a Private Company

1.                                       Company Name

The name of the Company is R. R. Satellite Communication Ltd.

2.                                       The Objectives of the Company

The objective of the Company is to be involved in any legal activity.

3.                                       Explanation

3.1                                 Anything that is stated in the singular form also refers to the plural form, and vice versa, anything that is stated in the masculine gender also refers to the feminine gender, and vice versa.

3.2                                 Unless special classifications for certain terms are included in this Article of Association, each word and phrase in this Article of Association will bear the significance that was assigned to it in the Companies Law of 1999 (in this Article of Association: “The Companies Law”), unless this will be contradictive in any way to the written subject or to its content.

3.3                                 “The Contract” refers to the Contract dated 31st December 2000 between Kardan Communications Ltd., Gmul—Amgal Investments Ltd. (hereinafter — each of them - “the Investor” and together “the Investors”) Delta Engineering Equipment Ltd. (“Delta”), David Rivel, and the Company.

3.4                                 To dispel any doubts, it is clarified that in regard to the matters that have been settled in the Company’s Law in a manner in which it is possible to stipulate as to their settlement in this Article of Association - and this Article of Association does not include any different instructions regarding them from the directives of the Company’s Law – the directives in the Company’s Law will prevail upon them.

3.5                                 In the event of a contradiction between the directives of the Article of Association and the directives of the Contract that it attached to this Article of Association as an inseparable part thereto, the directives of the Contract will prevail.

4.                                       The Company’s Share Capital and the Rights Assigned to the Shares.

4.1                                 The Company’s registered capital is NIS.20,000 divided into 20,000 regular NIS 1 nominal value per share.

4.2                                 The regular shares provide their owners with:

4.2.1                        Equal right to participate and to vote in the General Assemblies of the Company, whether a regular Assembly or whether a special Assembly, and each of the shares in the Company will entitle its owner, who is present during the Assembly (who participates in the voting, by himself, by means of a representative or by means of a written vote), to one vote;

4.2.2                        Equal right to participate in the distribution of dividends, whether in cash or whether in bonus shares, during distribution of assets or as any other kind of distribution, in relation to the nominal value of the shares that are held by them;

4.2.4                        The right to appoint directors, as set forth in Clause 17 of the Articles of Association.

4.3                                 The Board of Directors is authorized to issue other shares and bonds that are exchangeable or can be realized, securities that can be exchanged or realized for shares as if they have been exchanged, or were realized at the date of their issuance.

5.                                       Limited Responsibility

The responsibility of the shareholders for the Company’s debts will be limited to the amount of the full payment (nominal value with the addition of premium) which they undertook to pay to the Company in exchange for the shares, and which have not yet been paid by them.

6.                                       Private Company – Restrictions

6.1                                 This Article of Association restricts the rights to transfer the company shares as stated in Clause 9 above.

6.2                                 The Company will not offer the public its shares or the debentures that were issued by it.

6.3                                 The number of shareholders in the Company will be limited, at all times, to fifty (50) (except for Company employees or who were its employees, and while they were employed by it, and even after their ceased to work for it they continued to be shareholders in the Company); in the matter of this Clause, two or more, who between them have one share or shares in the Company, will be considered as the owner of one share.

7.                                       Partnership in Shares and Share Certificates

7.1                                 Instead of two people or more being registered in the shareholders registry as owners of a joint share, each one of them is authorized to give obligatory receipts for each dividend or for other monies in connection with that share.

7.2                                 Each share that is registered in the registry of shareholders is entitled to receive from the Company, gratis, within a period of three months from the allocation, or registering of the transfer, one share certificate in respect of each share registered on his name, which will detail the share number. In the event of jointly-held shares the Company will issue one share certificate for each of the joint owners of the share, and such certificate given to one of the partners will be considered as having been given to them all.

7.3                                 Each share certificate will bear the signature of at least one of the Directors, together with the Company stamp or its printed name.

7.4                                 A share certificate that was corrupted, destroyed or lost can be renewed based on proof and guarantees as will be required by the Company from time to time, at its discretion.

8.                                      Company relief in respect of shares that have not been fully paid

8.1                                 If full payment that the shareholder is obliged to pay to the company in exchange for his shares, all or in part, has not been paid in time and under the conditions that were set forth in the conditions of share allocation and/or in the payment demand as mentioned below in Clause 8.2, the Company is entitled, at the decision of the Board of Directors, to foreclose on the shares for which full payment has not been made. Share foreclosure will take place only if the Company has sent the shareholders warning in writing on its intention to foreclose on the shares within seven

(7) days at least from the date of sending the warning, and this in the event that the payment will not be completed during the period that is determined in the letter of warning.

The Board of Directors is authorized, at any time, prior to the date on which the foreclosed share is sold, reassigned or transferred by any other method, to cancel the foreclosure in accordance with conditions which will appear to be proper.

The foreclosed shares will be held by the Company as dormant shares or they will be sold to another, or transferred to another.

8.2                                 If, according to the terms of issue of the shares, no date is determined for payment of any portion of the price that is to be paid for it, the Board of Directors is entitled, from time to time, to demand payment from the shareholders in respect of monies that have not yet been paid for the shares that they hold, and each shareholder will be obliged to pay the Company the sum demanded from him on the date determined as aforesaid, as long as he has received prior notification of fourteen (14) days of the date and place of payment (“payment demand”). The demand will specify that non-payment on or prior to the date determined, at the specified place, can result in foreclosure of the shares that are referred to in the payment demand. Payment demand can be cancelled, or postponed to a different date, as will be decided upon by the Board of Directors.

8.3                                 In the absence of any other determination regarding the terms of share allotment, a shareholder will not be entitled to receive dividend or to make use of any right as a shareholder in respect of shares for which payment has not been made to the Company, on the dates and under the conditions that are obligatory for such.

8.4                                 Joint owners of a share will be jointly and separately responsible to the Company for paying the amounts that are owed in respect of the share.

8.5                                 Nothing said in this Clause will derogate from any other remedy of the Company regarding the shareholder who has not paid his debt to the Company in respect of his shares.

9.                                       Share Transfer

9.1                                 The Companies shares are transferable, subject to what is stated in this Clause, and that which is stated in the Contract.

9.2                                 Transfer and/or sale of rights in the Company, directly or indirectly, will be subject to the right of first refusal and the right to join, of the other shareholders in the Company, and subject to and in accordance with what is set forth hereunder.

9.3                                 9.3.1                        A shareholder in the Company who will wish to transfer, sell or bestow his shares in the Company, or any portion thereof (hereinafter in this Clause – “the seller”), will be obligated, once he has disclosed to the other shareholders in the Company the identity of the transferee, to offer the shares that are to be transferred as above, to anyone who will at that time be shareholders in the Company, and to those who will have preferential right to buy the offered shares and to transfer such, as detailed herein below.

The right of first refusal will also apply in a case in which a number of shareholders will offer the shares for sale within the scope of one transaction, and in this case, the group will be considered as “the seller” in the matter of this Clause. It is clarified that in the case of a number of shareholders offering their shares in the framework of one transaction, all of the shares offered will be considered by those same partners as one share transaction offered to other shareholders.

In the matter of all that stated in this Clause 9 herein below and herein above – “shares” – including any other security in the Company.

9.3.2.                     The seller will advise all of the remaining shareholders, in writing and with a copy to the Company, of the quantity of shares that are being offered for sale, the price and the conditions that have been agreed upon in writing between the seller and between a third party acting under the terms of a willing buyer, bona fide, (hereinafter: “notification of sale”). Each of the other shareholders will have the right to agree to purchase the relative portion of the shares offered at a price and under the conditions set forth in the notification, within 14 days from the date of receiving such, and this, by providing notification in writing to the seller of his desire to do so, with copy to the Company and to the remaining shareholders.

Each shareholder is required to undertake to purchase the entire relative portion of the offered shares.

“The relative portion” of each shareholder in connection with this will be the relative rate of the shares in the Company that he holds of all of the shares in the Company that are held at that time by the remaining shareholders, who are not selling their shares.

9.3.3                        If any shareholder whatsoever will not realize his rights as set forth above, then the other shareholders will have the right to agree to purchase the relative portion of that shareholder, by giving notification in writing to the seller with a copy to the Company and to the remaining shareholders, and this within 14 days from the end of the 14 day period as set forth above. Should more than one shareholder wish to purchase these shares, they will be divided between them in accordance to their relative portion.

9.3.4                        If the shareholders (or any of them) not have provided notification as said in sub-Clauses 9.3.2 and 9.3.3 above, on the matter of their desire to purchase the entire amount of offered shares, whether these shares are offered by one shareholder or whether these shares are offered by a number of shareholders within the framework of one transaction, such that as a result of this they will not be purchased by shareholders within the frame of activating the right of refusal, the entire quantity of shares offered as said,  the right of first refusal that is granted according to this Clause will become invalid, and notification as said in this above Clause regarding those same shares for which notification was not given by the seller,  will not apply.

9.3.5                        In the event that the shareholders have not taken advantage of their right to purchase all of the shares that were offered by the seller as said, within the periods that are set forth above, the seller will have the right to sell the shares which were offered to that same third party during a period of 75 days from the end of the last date to give notification as said in sub-Clause 9.3.4 above, as long as the shares will not be sold at a preferential price and under conditions more preferential than the price and the conditions that were offered to the shareholders.

Shares that will not be sold within 75 days as said will be subject once again to the directives of this Clause.

9.3.6                        Shareholders will be required to agree to the same of shares in situations such as that stated in this Clause above, as long as the purchaser will take upon himself the obligations of the seller.

9.4                                 Despite that said in Clause 9.3 above, should the shareholder seller be one of the investors, the other investors will have the first right in accordance with all of the other shareholders to purchase all of the shares that are offered for sale, by another investor (hereinafter – “the right of priority”) as said, and the rules hereunder will apply:

9.4.1                        An investor who wishes to sell his shares in the Company will notify another investor in writing of the conditions that have been agreed upon as set forth in Clause 9.3.2 above. The other investor will have 14 days to decide if he wishes to realize this first right that has been given according to this Clause, or not, and this by means of notification in writing to the investor who is offering, and to the Company.

9.4.2                        If shares have been offered by any of the investors, and another investor decides not to realize the first right that has been given to it according to the above Clause, the right of first refusal of all of the shareholders in accordance with the directives of Clause 9.3 above will become effective.

9.5                                 9.5.1                        Without derogating from that said in Clause 9.3 above, in any instance in which any of the shareholders will request to transfer his shares in the Company to a third party (hereinafter in this sub-Clause – “the seller” and “the buyer”, accordingly), the seller also undertakes to offer to other shareholders in the Company, within the framework of a sales notification, to also sell their shares in the framework of the same offer, under the same conditions as he sold.

9.5.2                        All of the shareholders will be entitled to notify to sell within 14 days from the date of receiving the sales notification as said, of his desire to participate in the said sale, at a price and at conditions that were determined in the notification of sale (hereinafter in this Clause — “notification of joining”).

If it will not be possible to sell the entire holdings of the said shareholder, the seller and the shareholders who have requested to sell their shares are entitled to sell part of their shares within the framework of that same offer, according to the rate of their holding relative to the shares of the Company at that same date.

If, until the end of the said date of 14 days, no notification of joining will be received, then the seller will be free for seventy five (75) days to sell the shares that are being sold, at a price that will not be less than the price that was stated in the notification of sale, and at conditions that will not be more convenient to the seller than those set forth in the notification of sale.

9.6                                 The directives of Clauses 9.3 and 9.5 above will not apply in a case of realization of first rights by whomever of the investors.

9.7                                 The right of first refusal, the first right and the right of joining as said above will not apply to transfer between investors, and will not apply in the case of transfer of shares to an association which is, directly or indirectly, controlled by a shareholder or to a parent company which holds, directly or indirectly, control in that party (hereinafter: “the parent company”), or transfer to another company which, directly or indirectly, is controlled by the parent company or to a company that controls, directly or indirectly, the parent company or is, directly or indirectly, controlled by controlling owners of the parent company.

In this matter, “control” of a corporation — means full (100%) control of all types of existing shares in the corporation, except for a situation of incomplete control as said, due to shares / options that were allocated to workers within the framework of the corporation.

9.8                                 The first right of refusal, the first right and the right of joining above bestowed on shareholders are not transferable.

9.9                                 Every transfer that is purchased from any of the shareholders or their shares will be obliged to accept upon itself the directives of the Contract, as a condition of purchasing the shares.

9.10                           Lien of shares in the company by a shareholder will not be valid without receiving agreement in advance from the other shareholders in the Company.

9.11                           The receiver of the transfer will be considered to be a shareholder regarding the shares that were transferred, from the moment that his name is registered in the shareholders’ registry.

10.                                 Changes in Capital

10.1                           The General Assembly is authorized to increase the registered share capital of the Company by creating new shares of an existing kind, or of a new kind, and all as determined by the decision of the General Assembly.

10.2                           The General Assembly is authorized to cancel share capital that has been registered but not yet allocated, as long as there are no obligations of the Company, including conditional obligations, to allocate the shares.

10.3                           The General Assembly will be entitled, subject to directives of law:

10.3.1                  To unify and redistribute the share capital, or any portion thereof, into shares with a nominal value larger than the amount of the nominal value of the existing shares.

10.3.2                  To divide by redistribution of the existing shares, all or in part, the share capital, all or in part, into shares with a nominal value smaller than the nominal value of the existing shares.

10.3.3                  To decrease its share capital and all of the reserve fund to capital redemption in the manner and under the same conditions, and by receiving the same authorization that the Companies Law will require.

11.                                 Changing the Rights of Share Types

11.1                           As long as no other conditions of share issue have been determined, and subject to the directives of law, it is permitted to change the rights of any share types whatsoever, after a decision has been reached by the Company and that the decision has been ratified by the General Assembly of shareholders of that same type, or the agreement in writing of all shareholders of that same type.

The directives of the Articles of Association of the Company on the matter of General Assemblies will apply, with relevant amendments, on the General Assembly of owners of the type.

11.2                           The rights that are granted to the holders of certain types of shares that were issued with special rights, will not be considered as if they have been converted, decreased, harmed or changed in any other manner by the creation or the removal of additional shares of any other type, whether of an equal grade or whether of a different grade or precedent than they have, as long as another is granted under the conditions of issuing those same shares.

12.                                 General Assemblies

12.1                           The decisions of the Company in the following matters will be accepted at the General Assembly:

12.1.1                  Changes in the Memorandum of Association of the Company and in the Articles of Association of the Company;

12.1.2                  Activating the authority of the Board of Directors at a time when the Board of Directors gathers to fulfill its function.

12.1.3                  Appointing the Controlling Accountant of the Company, and terminating his employment;

12.1.4                  Authorizing the activities and the transactions requiring the authorization of the General Assembly in accordance with the directives of the Company and all other law;

12.1.5                  Increasing the registered share capital, and decreasing it.

12.1.6                  Merger, as said in Clause 320 (a) of the Companies Law.

13.                                 Convening General Assemblies

13.1                           The Company is under no obligation to hold annual General Assemblies, unless this is required to appoint a Controlling Accountant and/or according to the request of one or more of the shareholders or the Board of Directors of the Company. These General Assemblies will be called “Annual Assemblies”. The other assemblies of the Company will be called “Special

Assemblies”.

13.2                           The schedule of the General Assembly will be determined by the Board of Directors and will also include subjects that require the convening of a special Assembly and/or a topic that one or more shareholders, who hold at least one percent of the voting rights in the General Assembly, have requested to be included in the schedule of the General Assembly, as long as the subject is appropriate for discussion during a General Assembly.

13.3                           The Board of Directors is entitled to convene a Special Assembly in accordance with its decision and also is obliged to convene a Special General Assembly if it will have received a demand in writing of any one of these (“request to convene”):

13.3.1                  One Director; and/or

13.3.2                  One or more shareholders, who hold at least ten percent of the issued capital and at least one percent of the voting rights in the Company.

13.4                           Any request to convene needs to set forth in detail the purpose for which the Assembly is called, and will be signed by the requestors. The request to convene will be delivered to the registered office of the Company.

13.5                           The request can be composed of a number of documents of a similar wording, each one of which is signed by one or more requestors.

13.6                           Notification on the matter of convening the General Assembly of the Company will be sent to the parties at least 14 days in advance, unless all of the shareholders will waive their right to receive prior notification as stated. The invitation will state the date and the location where the Assembly will be held, and also the Agenda and reasonable details of the subjects to be discussed. If the Agenda of the Assembly will contain a proposal to change the Articles of Association, the proposed drafting of the change will be set forth.

13.7                           Despite that stated in Clause 13.6 above, it is possible to call for a General Assembly with prior notification shorter than that, if all of the shareholders who are entitled to vote in the Assembly have agreed to this.

14.                                 Discussion during General Assemblies

14.1                           A General Assembly of the shareholders in the Company has been convened, and despite the fact that all of the shareholders were invited to the aforesaid meeting, an hour from the time that was determined to convene the General Assembly has passed, and shareholders holding at least 80% of the regular shares in the company (hereinafter: “legal quorum”) have not appeared, by themselves or by means of a representative, the assembly will be postponed by one week, to the same time and the same place. If the date intended for the postponed assembly, as stated above, will not be a business day, the postponed General Assembly will be postponed to the first business day after that date, as stated. If after one hour from the time of convening the postponed General Assembly no legal quorum will be present, the legal quorum will be considered to be any number of shareholders (including holders of a single share) who will be present, either by themselves or through a representative or by means of a written vote.

14.2                           The Chairman of the Board of Directors will serve as the Chairman of the General Assembly. If the Chairman of the Board of Directors is absent from the Assembly within 15 minutes of the time that was set for the Assembly, or if he refuses to sit at the head of the Assembly, a Chairman will be chosen by the General Assembly.

14.3                           A General Assembly at which there is a legal quorum is entitled to decide on postponement of the Assembly to a different date and location from that determined, and in such instance notifications and invitations to the postponed Assembly, will be given as said in Clause 14.2 above.

14.4                           The Company is authorized to make a decision at the General Assembly without invitation and without gathering, as long as the decision has been reached unanimously by all of the shareholders who are entitled to vote in the General Assembly.

14.5                           The Company is authorized to hold General Assemblies by means of using any form of communications, so that all of the shareholders participating can hear each other at the same time.

15.                                 Voting in the General Assembly

15.1                           A shareholder in the Company is authorized to vote at the General Assemblies by himself, or by means of a representative, or by means of a written vote as set forth in this Clause 15.

15.2                           Each of the regular shares entitles its owners with the right to participate in the General Assembly of the Company and to one vote.

15.3                           The decisions of the General Assembly will be accepted with an ordinary majority unless a different majority is determined by the Companies Law or in this Articles of Association.

15.4                           For the sake of good order it is clarified that, in the event that the legal requirements for the purpose of making certain decisions requires a higher majority than the above-mentioned stated requirements, then the law on that same matter will prevail, and nothing stated in this Articles of Association will derogate from what is determined in accordance with law.

15.5                           The proclamation by the Chairman of the Assembly that a decision has been reached unanimously or by a certain majority, or rejected, or not accepted by a certain majority, will be prima facie evidence for what is said.

15.6                           If the votes in the Assembly were balanced, the Chairman of the Assembly will not have the right to an additional opinion or decision, and the decision that was voted on will be rejected.

15.7                           The shareholders in the company are entitled for any matter that appears on the daily Agenda of the Assembly, to vote in the General Assembly (including in a type of Assembly), voting by means of a written vote, as long as the Board of Directors did not negate in its decision, subject to law, the convening of a General Assembly on the possibility of voting in writing in respect of that same matter.

15.8                           Voting by means of a written vote will take place by means of a letter signed by the shareholder, which will be delivered to the Company as set forth in Clause 15.9 below, and in which will be stated the shareholder and the manner of his vote in respect of any matter of the matters that appear on the Agenda of the General Assembly, by means of stating “for”, or “against”, or “abstain”, as is the case, in respect of any proposal decision that is set forth in the notification relating to convening the Assembly as stated in Clause 13.6 above, and with no amendments, omissions, deletions, additions or reservations whatsoever on the matter of the wording of the decision (hereinafter - “amendment”). Written votes accompanied by an amendment will be disqualified and will not be considered in any manner whatsoever in respect of the matter of the vote on the said decision proposal. If such a written vote is delivered to the Company, which is not stated in the manner of the vote in respect of the division of matters on the Agenda of the General Assembly, it will be considered as someone who has abstained regarding that same matter and/or matters, and in respect of which the manner of the voting has not been stated.

15.9                           A shareholder will deliver to the Company, by the time that the Assembly starts, the written vote in which he has stated, as said, the manner of his vote. The written vote which reaches the Company until the time at which the Assembly starts (including the postponed Assembly) will be considered as attendance in the Assembly in respect of the matter of the legal quorum as said in Clause 14.1 above.

15.10                     The corporation will vote by means of representatives that are appointed, by a document legally signed by the corporation. Each shareholder will notify the Chairman of the Board of Directors of the Company who will be representing him at the General Assembly, by notification of at least 48 hours in advance.

15.11                     The appointment of a representative will be in writing, addressed to the Company, with the signature of the appointee. The written write of appointment will be in the following form, or another similar form:

“ I                                owner of              shares in the Company, hereby nominate Mr./s.                              I.D.                              or in his/her absence, Mr./s                              I.D.                         to vote on my behalf and in my name at the General Assembly of the Company that will take place on                                                and in every postponed Assembly of this Assembly.

In witness whereof I have signed on the            day of the month of               , in the year               .

Signature:                                         ”

15.12                     Voting in accordance with the conditions of the Power of Attorney will be legal even if previously the nominator has died or become legally disqualified, liquidated, went bankrupt or cancelled the writ of nomination or transferred the share in respect of which this was given, unless an notification in writing is received at the office prior to the Assembly advising that the shareholder has died, become legally disqualified, liquidated, went bankrupt or cancelled the writ of nomination or transferred the said share.

15.13                     A shareholder in the company will be eligible to vote at the

Company’s Assemblies by means of several representatives, who will be nominated by him, as long as all of the representatives are nominated in respect of different portions of the shares held by the shareholders. There will be no impediment that each such aforementioned representative will vote at the Company’s Assemblies differently from each other.

15.14                     If a shareholder is legally disqualified he is entitled to vote by means of a board of trustees, inheritors of his estate, the natural or any other legal guardian, and these are entitled to vote by themselves or by means of a representative or in writing.

15.15                     In the instance in which two people or more are joint owners of a share, in the voting on any matter, the vote that will be accepted will be that of the person whose name is registered first in the shareowners registry as the owners of that share, whether by himself or whether by means of a representative, and he is the person who is entitled to give the Company his written vote.

16.                                                                                 The Board of Directors

16.1                           The Board of Directors will represent the policies of the Company and will supervise the performance of the General Manager and his activities. The Board of Directors is authorized to activate any Authority of the Company that is not granted by the Companies Law or any other Articles of Organization.

16.2                           The number of Directors in the Company will not be less than three (3) and will not be more than ten (10).

17.                                 Appointment of the Board of Directors, and the Cessation of its Term of Office.

17.1                           Every 10% (ten percent) of the shares in the Company will purchase the holder of same with the right to appoint one Director to the Board of Directors, and to discharge him. Attaching the holdings between shareholders in the Company for the purpose of appointing a Director of the Company can occur only between investors and amongst themselves, as long as one of them holds at least 5% of the shares in the Company. A shareholder (and for the purpose of this matter, the investors together) in the Company hold the highest rate of holdings in the Company, will be entitled to appoint one additional Director on their behalf to the Board of Directors of the Company.

17.2                           As long as the holdings of Delta are higher than the holdings of the investors together, the Chairman of the Board of Directors will be from amongst the Directors that were appointed to the Board of Directors by Delta.

17.3                           Should a particular shareholder (or group of shareholders) hold shares at a rate that will grant him the right to appoint more than one Director to the Company, then that same shareholder (or those same shareholders) will be entitled to appoint one Director, on the strength of the shares owned, and this Director on the Board of Directors will have votes equal to the number of votes of the Directors that that shareholder, or those shareholders, are entitled to appoint.

17.4                           Appointing a Director, as said, or discharging him, will be done through notification to the Company in writing by the owner of the right, which will become valid on the date determined in the notification, or on the date of delivering the notification to the Company, whichever is the later of the two.

17.5                           Each shareholder that appoints a Director is entitled to appoint a substitute for the Director that was appointed by it (hereinafter - “the substitute Director”). The substitute Director will have the same authority as the Director whose place he is filling.

The appointment or cessation of the term of office of the substitute Director will be in accordance with the directives regarding appointment and/or discharging of the Director, as determined in this Articles of Association.

Subject to the legal directives, each member of the Board of Directors will be entitled to appoint and to cancel the appointment of a substitute for himself, whether generally or whether for a certain meeting. The appointment of a substitute will be done by notification in writing which is to reach the Company prior to the date determined for the first meeting in which that substitute is to participate. If such a substitute, as said, is appointed, the number of votes he will have will equal the number of votes of whomever he has been appointed to substitute for.

17.6                           The representation in the Board of Directors of subsidiary companies and in subcommittees of the Board of Directors in the Company and in the subsidiary companies will be done, subject to all law, in the identical format to that which exists in the Board of Directors of the Company.

17.7                           The function of a Director will become available in each of the following instances:

17.7.1                  He resigned by means of a letter signed by him, that was submitted to the Company, and which sets out the reasons for his resignation from this function.

17.7.2                  He was transferred from this function by the shareholder who appointed him;

17.7.3                  He was convicted of a felony as stated in Clause 232 of the Companies Law;

17.7.4                  According to decision of the Court of Law, as stated in Clause 233 of the Companies Law;

17.7.5                  He was proclaimed legally disqualified;

17.7.6                  He has proclaimed bankruptcy and, for a corporation, proclaimed voluntary liquidation, or a liquidation order was issued against him.

17.7.8                  The condition of the term of office for the members of the Board of Directors were confirmed by the Board of Directors and the General Assembly, in this chronological order.

18.                                 Meetings of the Board of Directors

18.1                           The Board of Directors will convene, from time to time, on a date that will be determined by the Chairman of the Board of Directors, but at any rate, not less than once quarterly. Each of the members of the Board of Directors will be entitled, at any time, to request in writing to convene a meeting of the Board of Directors. Should a request in writing, as said, be given by any of the members of the Board of Directors, the Chairman of the Board of Directors will convene a meeting of the Board of Directors within 30 business days from receiving the said request. With the agreement of all of the members of the Board of Directors in writing, a meeting of the Board of Directors will be convened on the earliest date, even without any prior notification.

18.2                           The Chairman of the Board of Directors is authorized to convene the Board of Directors at any time. Additionally, the Board of Directors can have a meeting, on a subject to be specified, in the following instances:

18.2.1                  At the request of any Director, the meeting needs to be held within 30 days of the date that it is requested, and the convening of such will be in accordance with the Articles of Association;

18.2.2                  At the request of any Director, if he states in his request to convene the Board of Directors that a Company matter has come to his attention, disclosing an apparent breach of law, or injury to proper business regulations.

18.2.3                  A General Manager has been appointed to the Company and an announcement or report by the General Manager requires the actions of the Board of Directors.

18.2.4                  The Controlling Accountant advises the Chairman of the Board of Directors of fundamental faults in the controlling accountancy of the Company.

18.3                           A legal quorum in a meeting of the Board of Directors of the Company will be when at least 3 Directors (or the number of Directors who are amongst themselves entitled to at least 3 votes in accordance to that said in Clause 17.3 above) will be present, when from amongst them at least one Director will be present on behalf of the investors, whether by himself or whether by means of a substitute, and that, as long as the investors are entitled to appoint at least one Director from the power of their holdings in the Company. A meeting of the Board of Directors has been convened, and despite the fact that all of the Directors were invited, a half-an-hour has passed since the time determined for the meeting, and there is no legal quorum present, the meeting will be postponed for two days, to the same time and in the same location as the postponed meeting had been set. And should the day set for the postponed meeting not be a business day, the postponed meeting will be postponed for the first business day after the specified date for the postponed meeting, as said.

18.4                           The postponed meeting convenes, and an hour has passed from the time specified for the convening and no legal quorum is present, but members of the Board of Directors are present, either by themselves or by means of substitutes, so for all intents and purposes, this comprises a legal quorum for the meeting of the Board of Directors, subject to the matters being discussion during the meeting are only those that were set forth in the notification that was sent to the Directors on the matter of the meeting.

18.5                           The Board of Directors will be entitled to hold a meeting by means of telephone, video or any other means of communications, as long as all of the participating Directors are able to hear each other at the same time.

18.6                           The Agenda of the meeting of the Board of Directors will be determined by the Chairman of the Board of Directors, and will include:  subjects that the Chairman of the Board of Directors will specify;  subjects deriving from the report of the General Manager and/or the Controlling Accountant; any subject that a Director or the General Manager has requested from the Chairman of the Board of Director, and this at least two days prior to the meeting of the Board of Directors being convened, will all be in the Agenda.

18.7                           Notification of the meeting of the Board of Directors will be given to each of the members at least three (3) days prior to the date of convening the Board of Directors. The notification will be delivered to the address of the Director, which was given in advance to the Company, and it will state in it the date of the Meeting and the place where it will be convened, and any reasonable details about all of the matters on the Agenda.

18.8                           Details of the matters on the Agenda as said in Clause 18.7 above will not prevent discussion on a matter and/or matters that have not been mentioned in the notification of the meeting of the Board of Directors (hereinafter - “new matter”).

18.9                           Despite that said in this Clause 18 above, the Board of Directors is entitled to convene for a meeting with notice shorter than three (3) days and even without notification, and this with the agreement of all of the Directors.

18.10                     The Board of Directors is authorized to make decisions even without actually convening, as long as all of those Directors who are entitled to participate in the discussion, and to vote on the matter brought for decision, agree to this.

19.                                 Voting in the Board of Directors

19.1                           In a vote in the Board of Directors each Director will have one vote.

In a meeting of the Board of Directors, those Directors who are present, and who were appointed by a certain shareholder, together, will have the full voting strength that there is for all of the Directors who were appointed by that same shareholder, and who are not present at the meeting, by themselves or by means of a substitute.

19.2                           Decisions of the Board of Directors will be accepted by a majority vote. The Chairman of the Board of Directors will not have the right of an additional opinion, or decision, and in the event of equal votes the decision that was brought to the vote will be postponed.

20.                                 Directorate Committee

20.1                           The Board of Directors is authorized to establish committees and to appoint members to them from amongst the members of the Board of Directors (hereinafter - “Directorate Committee”).

Once Directorate Committees have been established, the Board of Directors will determine, conditional on their agreement, whether the Directorate Committee will be delegated with certain authorities of the Board of Directors in such a manner that decisions of the Directorate Committee will be considered as decisions of the Board of Directors, or whether the decision of the Directorate Committee will be considered a recommendation only, and subject to ratification by the Board of Directors, as long as the Committee will be delegated decisive authority in the matters designated in Clause 112 of the Companies Law.

20.2                           On the meetings and the discussions of all of the Directorate Committees composed or two members or more, the directives included in this Articles of Association regarding meetings of the Board of Directors and the voting therein, will apply, with the obligatory changes, and subject to the decisions of the Board of Directors on matters of the order of committee meetings (if there should be such decisions).

20.3                           Representation in sub-committees of the Board of Directors of the Company will be done, subject to law, in an identical format as that which prevails in the Board of Directors of the Company.

21.                                 General Manager and Senior Functionaries

The Board of Directors of the Company is authorized to appoint a General Manager. The General Manager will be responsible for ongoing administration of Company matters, and the appointment of senior functionaries within the framework of policies determined by the Board of Directors, and subject to their instructions.

22.                                 Exemption, Insurance and Compensation

22.1                           The Company will be authorized to exempt functionaries in advance from their responsibility, all or in part, for damage due to breaching the duty of care towards it.

22.2                           The Company is authorized to compensate the functionaries in it, post factum, for financial obligations or expenses as set forth in paras. 22.2.1 and 22.2.2 hereunder, and it has been decided due to actions that were done during the validity of being a functionary in the Company.

22.2.1                  Financial obligations that were imposed on him in favor of another person according to legal judgment, including a judgment given in a settlement or an arbitration verdict that was confirmed by the Court of Law.

22.2.2                  Reasonable litigation expenses, including lawyers’ fee, that the functionary spent or was committed to by the Court of Law, in a proceeding that was submitted against him on behalf of the Company, or in its name, or by another person, or for criminal accusations from which he was acquitted, or from criminal accusation for which he was convicted for an offence that does not require the proof of criminal intent.

22.3                           The Company is also entitled to undertake, in advance, for the benefit of the functionary, to compensate him for financial obligations or expense as set forth in Clause 22.2 above, as long as the commitment is limited to the types of events that in the opinion of the Board of Directors can be expected when providing obligation for compensation, and of an amount which the Board of Directors determines is reasonable under the circumstances of the matter.

22.4                           The Company is entitled to enter into a contractual connection to insure the liability of the functionary in it for financial obligation that will be imposed on him due to actions that are taken in the validity of him being a functionary in the company, in each of the following:

22.4.1                  Breaching the obligation of caution towards the Company, or towards another person;

22.4.2                  Breaching the duty of loyalty towards the Company, as long as the functionary acted bona fide, and had reasonable basis to presume that the action would not be detrimental to the Company.

22.4.3                  Financial obligation that is imposed on him in favor of another.

22.5                           Clauses 22.1 through 22.4 will not be imposed due to each of the following instances:

22.5.1                  Breaching the duty of loyalty, except for that said in Clause 22.4.2 above;

22.5.2                  Breaching the duty of caution that was done intentionally or recklessly;

22.5.3                  An action with the intention of personal, illegal gain.

22.5.4                  A fine or ransom that is imposed on the functionary.

22.6                           Decisions on the matter of providing exemption, insurance, compensation or providing obligation for compensation for a Director and/or a functionary that is not a Director will be accepted subject to law.

23.                                 Controlling Accountant

23.1                           The Annual Assembly will appoint a Controlling Accountant for the Company. The Controlling Accountant will serve in this position until the date that one auditing activity will have been completed, or a longer period as will be determined by the Annual Assembly, as long as the term of office will not extend past the date of completing three auditing activities, or until the end of the term of office of the General Assembly, the earlier of the two.

23.2                           The salary of the Controlling Accountant for the auditing activities will be determined by the Board of Directors. The Board of Directors will report to the Annual Assembly on the salary of the Controlling Accountant.

24.                                 Signature in the Name of the Company

24.1                           The signature rights in the name of the Company will be determined, from time to time, by the Board of Directors of the Company.

24.2                           Who signs on behalf of the Company will do so with the addition of imprinting the Company Stamp, or a printed name.

25.                                 Preferential Rights to Shareholders in Allocation of Future Shares

In any case of offering additional shares or options (including other convertible securities) to an external entity who is not a shareholder in the Company, the shareholders will be given preferential rights to participate in any allocation of shares or options according to the matter, on terms identical to the terms that are given to external investors, according to their relative share in the Company. The said right can be realized within 14 days from the date that the Company will notify the shareholders of the conditions of the offer, which will include the price of the shares that are offered and/or the price, conditions of realization and the conversion of the offered securities, payment conditions, and the identity of the external investor. No notification of acceptance will be accepted by any shareholders whatsoever, in full or in part, who appear to be someone who has waived his said right. “Relative portion” of all of the shareholders in this regards, will be the rate of shares in the Company held by him, relative to the shares in the Company. As said above, allocation of options / shares will not be imposed on the workers, and service providers of the Company, that will be done only and solely in accordance with the decisions of the Board of Directors in respect of them.

26                                    Dividends and Bonus Shares

26.1                           Decision of the Company on the distribution of dividend and/or distribution of bonus shares will be received by the Board of Directors which will determine the date of the distribution and the amount of the distribution.

26.2                           The shareholders who are entitled to dividend are shareholders on the date of the decision that was made regarding the dividend, or on a later date if a different date was determined in a decision by the Board of Directors regarding distribution of dividend.

26.3                           If the Board of Directors has not determined otherwise, it will be allowed to pay all of the dividend by check or instruction of payment that will be mailed according to the registered address of the shareholder or the person entitled to it, or in the case of joint ownership, registered to the shareholder whose name is mentioned first in the registry of shareholders, in respect of joint ownership. Each such check will be drawn in favor of the person to whom it is sent. Receiving a receipt from a person who on the date of proclaiming the dividend his name is registered in the shareholders registry as owners of all of the share or, in the case of joint ownership, of one of the joint owners, will serve as confirmation regarding all of the payments that were made in respect of that same share, and in respect of which the receipt was received.

26.4                           In order to perform each decision according to the directives in this Clause, the Board of Directors is authorized to settle, as it sees fit, any difficulty that will arise in respect of distribution of the dividend and/or bonus shares, and all together, to determine the value for the purpose of said distribution of certain assets, and to decide that payments in cash will be paid to members according to the value that is determined thus, to determine directives in relation to share vouchers or in relation to non-payment of amounts smaller than NIS 200.

27.                                 Redeemable Securities

The Company is entitled, subject to law, to issue securities that are payable under the conditions that will be determined by the Board of Directors.

28.                                 Donations

The Company is entitled to donate a reasonable sum of money for a purpose which in the opinion of the Board of Directors is a worthy cause, even if the donation is not within the scope of business considerations for the profit of the Company.

29.                                 Accounts

29.1                           The Company will manage accounts and will prepare financial statements as said in the Companies Law.

29.2                           The Company will prepare financial statements for each year, which will include a statement through to the 31st of December (hereinafter - “the date specified”) and a Profit and Loss Report for the period of the year that ended on that same date, and also additional financial statements, as this will be required according to customary accounting regulations (hereinafter - “Financial Reports”). The Controlling Accountant will audit the reports and the Board of Directors will authorize the financial Reports and will sign on them. The Financial Reports will be drawn up within nine months of the date determined which is stated above.

29.3                           From the date of sending the notification regarding an Annual Assembly, and until the date of the Annual Assembly, copies of the Financial Reports of the Company will be available for the shareholders who are registered in the shareholders registry, in such a way that the registered shareholders who are registered in the shareholders registry can approach the company and receive a copy of the Financial Statements in the manner they wish.

In the event that an Annual Assembly will not take place, once a year the Company will send the Financial Reports to shareholders who are registered in the shareholders registry, not later than the last date that they would have held the Annual Assembly.

29.4                           Accounting ledgers will be kept in the office or in another place that the Board of Directors will deem suitable, and will always be open to the scrutiny of the Directors.

30.                                 Notifications

30.1                           Subject to law, the notification or any other document that the Company will provide, and which it is entitled or required to give according to the directives of this Articles of Association and/or Companies Law, will be given by the Company to any person, whether personally, whether by posting a letter to the address registered for that same shareholder in the shareholders registry, or according to the address that the shareholder will state in a letter to the Company, as the address for delivering notifications or other documents, and whether by facsimile delivery according to the number that the shareholder has stated as a number for delivery of facsimile notifications.

30.2                           Any notification that is to be given to shareholders will be given, relative to the shares of their joint ownership, to that same person whose name is mentioned first in the registry of shareholders of that same share, and all notifications that will be given in this manner will be satisfactory notification for the owners of such share.

30.3                           Any notification or other document that will be sent will be considered as having reached its destination within three (3)

business days - if sent by registered delivery and/or ordinary post in Israel, and if delivered by hand or send by means of facsimile, considered as if it had arrived at its destination on the first business day after it is received. When needing proof of delivery, it will be sufficient to prove that the letter that was sent contained the notification or the document sent to the correct address and delivered to the postal office as a letter, with stamps, or a registered letter bearing stamps, and regarding a facsimile, it is sufficient to produce a confirmation page of dispatch from the sender’s machine.

30.4                           Every registration which will be done normally in the Company registry will be considered as prima facie evidence of its having been sent, as registered in that same registry.

30.5                           When there is a need to provide advance notification of a certain number of days or notification which is valid for a certain period of time, the date of the delivery will be considered as a number of days or the period.

CONTRACT

which was drafted and signed in Tel Aviv, on the 31th day of the month of December in the year 2000

Between:                                                                R. R. Satellite Communications Ltd.

Company No. 51-089629-3

49 of Ha’Atzmaut Street

Beer Sheva

(hereinafter: “the Company”)

on the one part;

and between                                             Kardan Communications Ltd.

P.C. 0-205159-51

of 154 Petach Tikva Road

Tel Aviv

(hereinafter:  “Kardan”)

Gmul–Amgal Investments Ltd.

P.C. 51-279375-3

of 8 Shaul Hamelekh Blvd.

Tel Aviv

(hereinafter - “Gmul-Amgal”)

(both of whom, together and separately, herein - “The Investors”)

on the second part;

Delta Engineering Equipment, Ltd.

P.C. 51-046348-2

Of 16 Ha’Galim Blvd.

Herzliya

(hereinafter: “Delta”)

on the third part;

and between                                             David Rivel

I.D. 65567117

Of 24 Ha’Arava Street, Omer

(hereinafter: “Rivel”)

on the fourth part;

(Rivel and Delta will be called hereinafter: “the founding shareholders”)

Whereas:                                                              The Company is a private company registered in Israel, all of whose shares are held by the founding shareholders, and it deals in providing satellite communications services;

and whereas:                                           The Company is interested in allocating to the investors, and the investors are interested in purchasing shares of the Company, to receive options to purchase additional shares in the Company and to provide a loan that will be convertible to shares, and all of this in exchange for the conditions set forth in this contract as follows;

and whereas:                                           the parties are interested in setting down in writing the specific manner of the agreements and the understandings between them.

Therefore it is declared, stipulated and agreed between the parties as follows:

1.                                       Preamble, Headings and Appendices

1.1                                 The Preamble to this Contract and the Appendices that are attached thereto, comprise an inseparable part thereof.

1.2                                 The headings of the Clauses in this Contract are for the purpose of convenience, they are not part of the directives of this Contract and no significance should be applied thereto in regard to the explanations of this Contract and/or of any directive of its directives.

2.                                       Definitions

The terms below will in this Contract have the meanings that are stated next to them:

“Index”                                  The Consumer Price Index, including fruits and vegetables, which is published monthly by the Central Bureau of Statistics or, in the event that its publication will cease, any other index that will replace it.

“Dollar”                                An amount in New Israeli Shekels that is of the same nominal value as the United States Dollar, when it is translated into NIS, according to the representative rate of the US Dollar as it appears on the date of payment.

“Companies Law”               The Companies Law - 1999

“Date of Payment”              The date of completion of the transaction as set forth in Clause 5 hereinafter.

3.                                       Company Presentation

(Omitted)

4.                                       Investors Presentations

(Omitted)

5.                                       Completion of the Transaction

(Omitted)

6.                                       Debentures

(Omitted)

7.                                       The Option

(Omitted)

8.                                       Directives of Modification and Acceleration

(Omitted)

9.                                       Activities of the Company

9.1                                 The parties will cooperate with the intention of finding the Company’s fullest business potential. The investors and the existing shareholders will operate for the purpose of promoting the activities and the business of the Company.

9.2                                 Financing the activities of the Company will be done, as much as is possible, from independent sources of the Company and by means of recruiting financing from financial institutions, except for matters for which it is determined otherwise, as set forth in this Contract.

9.3                                 In any instance in which additional monies are required for the purpose of the Company’s activities, then it is agreed that for the purpose of recruiting monies the Company is authorized to lien its assets through floating lien in favor of the bank, and the parties agree to lien the assets of the Company as said, although this is subject to, and does not derogate from, that said in Clause 10.2.4.1 hereinafter. Should the Company require additional monies that it is not possible to recruit from external sources, each of the shareholders will provide any amount that is required, either by investment and/or owner loans and/or by providing security and guarantees and/or by any other method, in accordance with his relative portion of the Company’s capital at that time, and all of this in accordance with and subject to the decisions of the Company’s Board of Directors. It is hereby agreed by the parties to this Contract that in the event that, and after the date of providing such financing to the Company by them, including by means of guarantees in favor of the company, a change will occur in the rate of their holdings of the Company’s shareholders, then a decrease or increase will be performed accordingly, of the relative share of the financing (owners loans or guarantees) that have already been provided prior to that by each of the parties.

Should a decision be reached by the Board of Directors of the Company in respect of providing monies and/or providing guarantees and/or securities by the shareholders as said in this Clause above, and any of the shareholders did not provide his entire relative portion of the financing in accordance with the decision of the Board of Directors of the Company with 14 days from the date that was determined for this by the Board of Directors of the Company, the relative share of those shareholders in the Company will increase in exchange for a decrease in the relative portion of shareholders who did not act in accordance with the decision of the Board of Directors of the Company.

Determining the value of the Company for the purpose of diluting the portion of a shareholder and the quantity of shares that should be allocated to shareholders who provided the financing in the instance that was set forth in this Clause above, will be done by agreement, or in the case of lack of agreement, by assessing the agreed value, within 30 days. The parties will agree on the identity of the assessor within 14 days from when one of the parties has requested to determine the value as said. If the parties have not reached agreement within said time, a value assessor will be appointed from among one of the five largest Accounting offices in Israel, by the Chairman of the Institute of Certified Public Accountants in Israel, within 7 days from receiving the request from whichever of the parties.

9.4                                 The Company will allocate shares, to shareholders who acted in accordance with the decision of the Board of Directors of the Company, in a manner that shall reflect the increase in their relative share of the Company as said, in accordance with the agreement or determination of the assessor. The parties undertake to perform all of the actions, to accept all of the decisions, and to provide all of the agreements in order that the Company will allocate the required shares in such instance.

9.5                                 Despite that said in Clauses 9.3 - 9.4 above, and as long as Rivel will hold Company shares personally, Rivel’s holdings in the Company will not be diluted in the event that he does not provide the Company with owners loans or guarantees in accordance with the decisions of the Board of Directors, as opposed to non-performance of capital investment in the Company (since then, the rules of dilution will apply towards him as above).

9.6                                 It is agreed that the Company will strive to adopt options/bonus plans for the senior employees of the Company.

9.7                                 It is agreed that the shareholders in the Company will have preferential rights for allocation of additional shares, in excess of the allocated, converted or optional shares, as set forth in this Contract herein-above and herein-below, as said in the Articles of Association.

10.                                 Managing the Company after Completion of the Transaction

10.1                           General Assemblies

General Assemblies, the convening thereof, the management thereof and the majority requirement thereof will be in accordance with the Articles of Association of the Company, attached herewith as Appendix 22.

10.2                           Board of Directors

10.2.1                  Each 10% (ten percent) of the shares in the Company will grant the holder of these the right to appoint one Director to the Board of Directors of the Company, and to discharge him. The attachment of holdings between shareholders in the Company for the purpose of appointing a Director in the Company can be done only between investors and between themselves, and only as long as each of them holds at least 5% of the shares in the Company.

10.2.2                  Shareholders (for the purpose of this matter, the investors together) in the Company, who hold the highest rate of holdings in the Company, will be entitled to appoint one additional Director on their behalf to the Board of Directors of the Company. As long as the Delta holdings are more than the holdings of the investors together, the Chairman of the Board of Directors will be from among the Directors appointed to the Board of Directors by Delta. A shareholder who appoints an additional Director as said, due to his being the holder of the highest rate in the Company, undertakes to discharge the extra Director starting on the date on which the above-said ceases to apply in his respect.

10.2.3                  The following decisions will not be accepted if there is objection to them by one of the Directors who was appointed on behalf of the investors, or a Director who was appointed on behalf of Rivel:

10.2.3.1                                 Allocation of shares and/or issuance of option warrants granting the right to purchase shares in the Company (including options to employees) and/or any document and/or other obligation that grants its receivers with the right to receive or purchase securities in the Company. The above right of objection will not apply regarding: (a) issuance that complies with the directives of Clause 8.7 above, or (b) private allocation under the conditions of Clause 10.2.4.7 below, or (c) allocation for the purpose of dilution as said in Clause 9.4 above.

10.2.3.2                                 The communication with the interested parties, corporations connected with the interested parties or their relatives. These terms will be interpreted as their meaning in the Securities Law - 1968.

10.2.3.3                                 Significant changes in the business of the Company, and entering fields of activities which are significantly different than the fields of activities of the Company will be passed for ratification of the decision.

10.2.3.4                                 Merger, separation and reorganization of the Company.

10.2.3.5                                 Conferring to a sub-Committee authority from amongst the authorities of the Board of Directors, and determining its authorities and its mode of activity.

10.2.4                  The following decisions will not be accepted by the Board of Directors of the Company if they will be objected to by the Directors who were appointed to the Board of Directors of the Company on behalf of the investors:

10.2.4.1                                 Determining the annual work plan of the Company and confirming all of the changes/or essential deviation from the confirmed plan;  recruiting the promised bank credit by lien that is equal to or preferable by its grade to the lien that was given to the investors by power of debentures (not including ), in its cumulative extent, until the end of the year 2002, which is in excess of the amount equal to 1 Million U.S. dollars, subject to the extent of the cumulative credit as said during 2001 not being in excess of the amount equal to 0.5 Million Dollars.

10.2.4.2                                 The decision in respect of purchasing or selling the securities or other rights in the corporation by the Company, and also the decision in respect of the basis of the corporation that the Company holds, directly or industry, rights.

10.2.4.3                                 Determining the conditions of the employment of the General Manager and the Chairman of the Board of Directors, discharging and appointing a General Manager to the Company.

10.2.4.4                                 Decisions in respect of extraordinary business of the Company as referred to in the Companies Law.

10.2.4.5                                 Declaration of ability to pay, for the purposes of voluntary liquidation.

10.2.4.6                                 Decision in respect of recruiting financing in any manner whatsoever (including monies, securities, guarantees, etc.) from the shareholders of the Company.

10.2.4.7                                 Private third party allocation according to the value of the Company that will not be less than 10 Million Dollars prior to any investment including investment by the investors in accordance with this Contract, and prior to private allocation, when the amount to be recruited by allocation will not be less than 1 Million

Dollars.

10.2.4.8                                 Determining the signature rights in the Company and in subsidiary companies, and changing them. The investors will be entitled to request, at any time, that the signatory in the name of the Company will also require an additional signature on behalf of their representative, that is to say: in a manner that, in order to obligate the Company, there will also be a need for the signature of the representative on behalf of the investors. As long as the investors have not requested this, the signature rights will remain as they were on the day of signing the Contract. In order to dispel any doubts it is hereby clarified that substituting the identity of the signatories in the group of empowered signatories (for instance, changing the identity of one of the signatories in the Delta group) will not, for the purpose said in this sub-Clause above, be considered as a change in the signature rights.

10.2.4.9                                 Decisions in connection with the distribution of dividend by the Company in a volume that will be more than 25% of the profit which is allowed to be distributed by the Company, and this as long as the debenture is valid, and after this period - in a volume that is in excess of 50% of the profit which is allowed to be distributed by the Company.

10.2.4.10                           On the matters set forth in this Clause 10.2.4 the representatives of the investors on the Board of Directors who were not present in the meeting of the Board of Directors in order to express their objection within one working day after they were notified of the decision by the Board of Directors. The said will not apply to decisions that were legally accepted during a postponed Assembly.

10.2.5                  The decisions on the following matters will not be accepted during General Assemblies of the Company if one of the investors or Rivel will object to it:

10.2.5.1                                 Alteration in the basic documents of the Comp/any, except for the purpose of conducting a public or a private issue by the Board of Directors.

10.2.5.2                                 Altering the rights attached to the Company’s shares, including creating shares with rights additional to the allocated shares.

10.2.5.3                                 Increasing capital, except within the framework of issue as set forth in Clause 8.7 above, or private allocation as said in Clause 10.2.4.7 or allocation for the purpose of dilution as said in Clause 9.4 above.

10.2.5.4                                 Changing the number of members of the Board of Directors.

10.2.5.5                                 Enforcing authority from the authorities of the Board of Directors.

10.2.5.6                                 Liquidation of the Company.

10.2.6                  The representation of the Board of Directors of subsidiary companies and sub-committees of the Board of Directors in the Company and in subsidiary companies will, subject to law, be of an identical format to that which exists in the Board of Directors of the Company.

10.3                           That said in Clauses 10.2.3 and 10.2.5 will continue to apply in regard to the investors and/or Rivel, also after the end of the option period, as long as each of them, respectively, is entitled to appoint at least one Director on his behalf to the Board of Directors of the Company (that is to say: a shareholder who has the right to appoint as Director as said, is entitled to the said rights). That said in Clause 10.2.4 will continue to apply in respect of the investors, even after the end of the option period, however this is as long as both of those entitled (solely) to appoint at least 3 Directors on his own behalf to the Board of Directors of the Company. The rights that are granted to the investors and/or to Rivel as said above will, respectively, also be applicable to the benefit of Delta.

10.4                           If and when the investors (together) and Delta will have a similar rate of holding in the Company, and as long as such said equality exists, then that said in Clause 10.2.2 above will no longer apply, and also, the rights of objections that are determined in Clauses 10.2.3, 10.2.4 and 10.2.5 above, will be annulled, and in place of all of these the following said will apply:  (a) decisions in respect of matters set forth in Clauses 10.2.3 - 10.2.4 above, and also in respect of appointing a Chairman of the Board of Directors of the Company will be accepted by a majority of 70% of the members of the Board of Directors (for example, if 7 Directors vote then the need for a majority of 5 out of the 7); (b) the decisions during a General Assembly on subjects set forth in Clause 10.2.5 above, will be accepted by a majority of 70% of the participants and the voters in the General Assembly. In order to dispel doubt, if one of the situations of equality as said in the holdings between Delta and between the investors (together), the holdings of any party have decreased (the investors together, or Delta respectively) then the situation will revert to what it was previously, as it was prior to reaching equal holdings by Delta and the investors (together), as said in Clauses 10.2.2 through Clause 10.3 (inclusive) above.

In the case of registering shares of the Company for trade on the stock exchange, then as long as the investors will hold at least 10% of the shares of the Company after performing the issue, the existing shareholders that will then be members of the Company will act in order to cause the appointment of one Director to the Board of Directors of the Company, on behalf of the investors, however, this will be subject to these shareholders then having the right to appoint, correspondingly, a Director as said, at least two directors on their behalf. The above-said will apply mutually and respectively in respect of the investors relative to Delta and Rivel.

10.5                           Books and Reports

10.5.1                  The Directors on behalf of the Investors and the consultants on their behalf will have the right to peruse all of the documents, the information and the data that will be available to the Company. The company will have the authority to make delivery of information to the consultants conditional to having them sign on a reasonably drafted undertaking of confidentiality.

10.5.2                  The Company will prepare and will deliver to the investors a quarterly report reviewed by the Accountant, within forty-five days from the end of each quarter, and annual reports inspected by the Accountant within 75 days from the end of each year. All of the reports will be prepared in accordance with customary accounting principles. This undertaking will expire on the date of registering the shares of the Company for trade on the Stock Exchange.

11.                                 Restrictions of Transfer and/or Allocation of Shares in the Company

11.1                           Transfer and/or sale of rights in the Company, directly or indirectly, will be subject to the right of first refusal or the right of joining of other shareholders in the Company, in accordance with that set forth in the Articles of Association.

11.2                           With regard to the right of joining - during the option period and as long as the option was not realized, and if, as a result of the sale of shares by Delta the holdings of Delta have dropped to under 50% of the Company’s capital (including in the framework of the consequent sales transaction that it is possible to see the economic deals as one transaction), then the investors will be entitled to notify Delta in the framework of the notification of joining to sell the shares by Delta, that it is there desire to sell all of the securities held by them in the Company within the framework of the sale, and Delta will not be entitled to sell its shares unless they will be sold within the framework of that same transaction, all of the shares of the investors as said. This directive will apply, respectively, regarding each of the investors separately.

11.3                           In any instance in which the Company will announce the shareholders sale proposal, at that same time or after the registration in the Stock Exchange, the investors will be given an equal opportunity to sell through this proposal a quantity whose rate of the total shares for sale will be in accordance with the relation between the total shares of the investors in the Company, and between the total shares of the shareholders at the relevant time.

11.4                           During the option period an investor will be entitled to sell the securities held by him in the Company to a third party that is not another investor or a shareholder in the Company, only if it will sell all of the securities it holds in the Company in one go. Additional to that said above and/or the right of first refusal and/or joining rights that are granted in the framework of the Articles of Association, Delta will be entitled in such an instance as above, to object for rational reasons to the identity of the purchaser of the securities of the investors or any of them, and should this happen, the sale of the securities of the investors or any of them to the purchaser to whom Delta objects will not take place.

11.5                           Without derogating from the above-said, Rivel undertakes that his holdings in the Company will not be less than 10% of the shares of the Company until 3 years have passed from the date of completion.

11.6                           Rights of Registration

11.6.1                  In the case of registration of Company shares for trade on the Stock Exchange, the Company will bear the costs of registration for trade of the shares of all of the shareholders who will be interested in this.

11.6.2                  The Company will bear all of the expenses that will derive and/or will be required in connection with the registration of Company shares for trade in the Stock Exchange, as said in Clause 11.6.1 above.

11.7                           Protection during Liquidation of the Company

If the Company will go into liquidation during a period of three years from the date of completion, or prior to issue of shares to the public, whichever comes earlier, in the case of distributing dividend in liquidation the investors will be entitled to premier dividend at the level of the amount of payment allocation (linked to the index or its Dollar value, as per the investors’ choice) prior to distribution of any amounts whatsoever to the remaining shareholders. This subject to the request for liquidation against the Company will not be submitted on the initiative of any of the investors; however, this is not inclusive of an instance of non-payment of the investors loans by the Company.

12.                                 Required Authorizations

(Omitted)

13.                                 Miscellaneous

(Omitted)

14.                                 Confidentiality, Non-Competition and Rights of Spiritual Assets

(Omitted)

15.                                 Indemnity

(Omitted)

16.                                 Addresses and Notifications

(Omitted)

R. R. Satellite Communications Ltd.,

To:                              Registrar of Companies

Company Names: R. R. Satellite Communications Ltd., (“the Company”)

Company number:  3-089629-51

Notification of Amendments to the Articles of Association of the Company

(Clause 20 of the Companies’ Law – 1999 (hereinafter: “the Law”))

1.                                       The Company hereby notifies that during the special General Assembly of the Company, which took place on 13 October 2004, it was decided to amend the directives of the Articles of Association of the Company, as set forth hereunder:

1.1                                 Clause 17.1 of the Articles of Association of the Company will be nullified, and the following will replace it:

1.17                           Each 9.1% (nine percent and one tenth of a percent) of the shares in the Company will provide the holder thereof with the right to appoint one Director to the Board of Directors of the Company, and to dismiss him. The combination of holdings between shareholders in the Company for the purpose of nominating a Director in the Company, can take place only between the investors and between themselves, and only as long as one of them holds at least 5% of the shares in the Company. “As long as Delta are the largest shareholders in the Company and the rate of its holdings is in excess of 43% of the issued share capital of the Company, it will have the right to appoint 5 Directors in the Company, and this, in order to dispel any doubts, even if the rate of its holdings will be less than 45.5% of the issued share capital of the Company”.

1.2                                 Clause 19.2 of the Articles of Association of the Company will be altered in such a manner that the following as said hereafter will be added at the end of this Clause:

“Despite the aforementioned above, if and as long as a number of the Directors that Delta is entitled to appoint will constitute the number of Directors that each of the other shareholders in the Company it is entitled to appoint, then in the instance of equal votes during the voting of the Directorate, the Chairman of the Board of Directors will have the right to an additional opinion.”

1.3                                 To attach to the text of the Company’s Articles of Association the draft of the Corrective Agreement dated October 13, 2004 to the Investment Agreement dated December 31, 2001, in the format as attached herewith as Appendix A.

2.                                       That stated in this Notification reflects that stated in the Minutes of the aforementioned General Assembly.

3.                                       I declare that I bear the function in the Company as stated in Clause 39 of the Law.

Gilad Ramot	050313381	Chairman of the Directorate	October 13, 2004	(- illegible-) signature
Name of the Notification Submitter	Identification Number	Function in the Company	Date	Signature

Rubber Stamp:  Ministry of Justice - Registrar of Companies and Associations

Received:  October 25, 2004

Corrective Agreement to the Investment Agreement dated December 31, 2000 which was drafted and signed in Tel Aviv, on the 13th day of the month of October in the year 2004

Between:                                                                  Kardan Communications Ltd.

P.C. 0-205159-51

of 154 Petach Tikva Road

Tel Aviv

(hereinafter:  “Kardan”)

on the one part;

and between                                               Delta Engineering Equipment, Ltd.

P.C. 2-046348-51

Of 16 Ha’Galim Blvd.

Herzliya

(hereinafter: “Delta”)

on the second part;

and between                                               David Rivel

I.D. 65567117

Of 24 Ha’Arava Street, Omer

(hereinafter: “Rivel”)

on the third part;

(Rivel and Delta will be called hereinafter: “the founding shareholders”)

and between                                               R. R. Satellite Communications Ltd.

Company No. 512587813

(hereinafter: “the Company”)

on the fourth part;

and whereas                                                Between Kardan and Gmul–Amgal Investments Ltd. (hereinafter: “Gmul-Amgal”) (Kardan and Gmul-Amgal will hereinafter be called - “the Investors”), and between R.R. Satellite Communications Ltd. (hereinafter: “the Company”) and between the founding shareholders, on December 31, 2000 signed the Investment Agreement in the Company (hereinafter, “the Investment Agreement”), in the framework of which each of the investors had an exchangeable debenture issued (hereinafter - “the debentures”) and the option is given to realize the Company shares (hereinafter: “the options”), all according to the conditions and the dates as determined in the Investment Agreement, in the debentures, and in the option warrants, as is fitting;

and whereas                                                Between Kardan, and between Delta and between Rivel various agreements have been agreed upon, and at all of this, on the matter of rights that are given to them according to the conditions of the Investment Agreement, the debentures and the options, and in the matter of changing the conditions of the Investment Agreement and the directives of the Company Articles in the future, all of which as set forth in the Agreement between the parties dated December 31, 2003 (hereinafter:- “The Agreements”);

and whereas                                                Gmul–Amgal have transferred to Kardan, to Delta and to Rivel, in their entirety, the holdings and the rights thereto in the Company, in accordance with the Investment Agreement, the debentures and the options within the framework of the sales agreement dated 28th March 2004.

and whereas                                                Kardan, Delta and Rivel have announced their realization of the rights in accordance with the options, in accordance with the agreements.

[Rubber stamp]                                 Ministry of Justice

Registrar of Companies and Associations

October 25, 2004

RECEIVED

and whereas                                                it is the desire of Kardan, Delta and Rivel, who are at the date of signing this agreement all shareholders in the Company, to implement the agreements in everything relating to amending the Investment Agreement.

Therefore it is declared, stipulated and agreed between the parties as follows:

1.                                       The preamble to this agreement constitutes an integral part hereof.

2.                                       All of the terms in this agreement will bear the significance given to them in the Investment Agreement, unless it is specifically stated otherwise.

3.                                       It is agreed between the parties, that the directives of the Investment Agreement and of the Company Articles are set forth herein, as follows:

3.1                                 The key to appointing one Director in the Company, as determined in Clause 10.2.1 of the Investment Agreement and in directive 17.1 of the Articles, is hereby decreased from 10% to 9.1% of shares.

3.2                                 The first sentence in Clause 10.2.2 of the Investment Agreement and the last sentence in ordinance 17.1 of the Company Articles, on the matter of the right of the largest shareholder in the Company to appoint an additional Director - is hereby nullified, and in its place will come: “As long as Delta are the largest shareholders in the Company and the rate of its holdings is in excess of 43% of the issued share capital of the Company, it will have the right to appoint 5 Directors in the Company, and this, in order to dispel any doubts, even if the rate of its holdings will be less than 45.5% of the issued share capital of the Company”.

3.3                                 In Ordinance 19.2 of the Company Articles, the following is to be added at the end: “Despite the aforementioned above, if and as long as a number of the Directors that Delta is entitled to appoint will constitute the number of Directors that each of the other shareholders in the Company it is entitled to appoint, then in the instance of equal votes during the voting of the Directorate, the Chairman of the Board of Directors will have the right to an additional opinion”.

4.                                       The parties undertake to cooperate and to sign on any document that will be required for the purpose of implementing the amendments to the Company Articles soon after having been requested to do so, and that until the said amendment will have been completed, in the relations between the parties, that said in this agreement will prevail on that which is said in the Company Articles.

In Witness Whereof We Hereby Set Our Hand

Delta Engineering Equipment Ltd.	Kardan Communications Ltd.	David Rivel